                    ------------------------------------------------------------
[LOGO]              NATIONWIDE LIFE AND ANNUITY INSURANCE COMPANY
                    Home Office:     Two Nationwide Plaza
                                     Columbus, Ohio   43218-2150
                    ------------------------------------------------------------

PLEASE READ YOUR POLICY CAREFULLY

This Policy is a legal contract between you and us.

INSURING AGREEMENT:

We agree to pay the Death Proceeds to the Beneficiary upon receiving proof that the Insured has died while this Policy is in force and before the Maturity Date. We agree to pay the Maturity Proceeds to you if the Insured is living on the Maturity Date.

You, the Owner, and we, the Company, are bound by the conditions and provisions of this Policy.

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THE CASH SURRENDER VALUE OF THIS POLICY WILL VARY FROM DAY TO DAY. IT MAY
INCREASE OR DECREASE DEPENDING ON THE INVESTMENT EXPERIENCE OF THE POLICY. REFER TO THE NONFORFEITURE PROVISIONS ON PAGE 10 FOR DETAILS. THERE IS NO GUARANTEED CASH SURRENDER VALUE.

THE AMOUNT OR DURATION OF THE DEATH BENEFIT WILL BE VARIABLE AND DEPEND ON THE INVESTMENT EXPERIENCE OF THE POLICY. THE DEATH BENEFIT WILL NEVER BE LESS THAN THE SPECIFIED AMOUNT AS LONG AS YOUR POLICY IS IN FORCE. REFER TO THE DEATH BENEFIT PROVISIONS ON PAGE 9 FOR DETAILS.

RIGHT TO EXAMINE POLICY

You may return this Policy to us within (1) 10 days after you receive it, or (2) 45 days after you sign the application, or (3) 10 days after we mail or deliver the Notice of Withdrawal Right, whichever is latest. The Policy, with a written request for cancellation, must be mailed or delivered to our Home Office or to the agent who sold it to you. The returned Policy will be treated as if we never issued it and, we will refund any premium paid.

If you have any questions about your Policy, contact your agent or write to our Home Office.

Signed at our Home Office on the Policy Date.

     /s/ Gordon E. McCutchan             /s/ Joseph J. Shafer
     -----------------------             --------------------
                Secretary                        President

             MODIFIED SINGLE PREMIUM VARIABLE LIFE INSURANCE POLICY
                           Limited premium flexibility
                 Death Proceeds payable at Insured's death prior
                     to the Maturity Date Maturity Proceeds
                          payable on the Maturity Date
                           Not eligible for dividends
                   Investment experience reflected in benefits

                                    CONTENTS

PROVISIONS                                                                   PAGE
Annual Report...........................................................       7

Beneficiary.............................................................       7

Cash Surrender Value....................................................       4

Cash Value..............................................................      10

Death Benefit Provisions................................................       9

Definitions.............................................................       4

Error in Age or Sex.....................................................       6

Fixed Account Provisions................................................      15

Grace Period............................................................       8

Incontestability........................................................       6

Insured.................................................................       4

Insuring Agreement......................................................       1

Loan Provisions.........................................................      12

Monthly Cost of Insurance...............................................      11

Nonforfeiture Provisions................................................      10

Optional Modes of Settlement Provisions.................................      15

Ownership...............................................................       7

Partial Surrender.......................................................      11

Policy Data Page........................................................       3

Premium Provisions......................................................       8

Reinstatement...........................................................       8

Suicide.................................................................       6

Termination.............................................................       7

Transfers...............................................................      15

Valuation of Assets.....................................................      13

Variable Account Provisions.............................................      14

                                   DEFINITlONS

ATTAINED AGE: Attained Age is the Issue Age plus the number of full years since your Policy was issued.

ISSUE AGE: Issue Age is the Insured's age on the last birthday on or before the Policy Date. It is shown on the Policy Data Page.

BENEFICIARY: The Beneficiary is the person to whom the Death Proceeds are paid when the Insured dies. The Beneficiary is named in the application, unless changed.

CASH SURRENDER VALUE: The Cash Surrender Value of your Policy on any date is equal to (1), minus (2), minus (3), where:

     1.  is the Cash Value;

     2.  is any Indebtedness; and

     3.  is any Surrender Charge.

CASH VALUE: Your Policy's Cash Value is the sum of the associated values in any Variable Account, the Fixed Account, and the Policy Loan Account. Refer to the Nonforfeiture Provision for details.

COMPANY: The Company is the Nationwide Life and Annuity Insurance Company. "We", "our", and "us" refer to the Company.

CONTINGENT BENEFICIARY: The Contingent Beneficiary will become the Beneficiary if the named Beneficiary dies prior to the date of the death of the Insured. This Beneficiary is named in the application, unless changed.

CONTINGENT OWNER: The Contingent Owner will become the Owner if the named Owner dies prior to the date of the death of the Insured. The Contingent Owner is named in the application, unless changed.

DEATH PROCEEDS: The Death Proceeds means the amount of money payable to the Beneficiary if the Insured dies while your Policy is in force. Refer to the Death Benefit Provisions for details.

FIXED ACCOUNT: A Fixed Account is an investment option funded by the General Account of the Company.

FUND: A Fund means the underlying mutual fund in which Subaccount assets are invested. There is a Fund that corresponds to each Subaccount in a Variable Account. The Funds are listed on the Policy Data Page with the corresponding Subaccounts.

GENERAL ACCOUNT: The General Account consists of all of our assets other than those held in any separate investment account.

HOME OFFICE: The Home Office of the Company is at Two Nationwide Plaza, Columbus, Ohio.

INDEBTEDNESS: Indebtedness is any amount you owe us resulting from a policy loan; principal amount plus accrued interest.

INITIAL INVESTMENT DATE: The Initial Investment Date is the later of the Policy Date or the date we receive the initial minimum premium at our Home Office.

INSURED: The Insured is the person whose life is covered by this insurance Policy and is named in the application.

INTEREST RATE GUARANTEED PERIOD: The Interest Rate Guaranteed Period for each transfer to the Fixed Account is that period of time for which the current interest crediting rate is guaranteed by the Company.

MATURITY DATE: The Maturity Date is the Policy Anniversary on or next following the Insured's 100th birthday.

MATURITY PROCEEDS: Maturity Proceeds means the amount of money payable to you on the Maturity Date if your Policy is still in force. The Maturity Proceeds will be equal to the amount of the Cash Value, less any Indebtedness.

MONTHLY ANNIVERSARY DAY: The Monthly Anniversary Day is the same day as the Policy Date for each succeeding month.

OWNER: The Owner has all rights under this Policy and is named in the application unless later changed and endorsed on this Policy. "You" or "your" refer to the Owner of this Policy.

POLICY ANNIVERSARY: The Policy Anniversary is the same day and month as the Policy Date for each succeeding year.

POLICY DATE: The Policy Date is the date the provisions of this Policy take effect. It is shown on the Policy Data Page. Policy years and policy months are measured from the Policy Date.

POLICY LOAN ACCOUNT: The Policy Loan Account is that portion of the Cash Value resulting from Policy Loans.

PROCEEDS: The Proceeds means the amount payable on the Maturity Date, on the surrender of this Policy prior to the Maturity Date or on the death of the Insured.

SEC: SEC means the Securities and Exchange Commission.

SPECIFIED AMOUNT: Specified Amount is a dollar amount used to determine the death benefit of your Policy. It is shown on the Policy Data Page.

SUBACCOUNT: A Subaccount is a part of a Variable Account. The assets in each Subaccount are invested exclusively in a specified Fund. The Subaccounts are listed on the Policy Data Page.

SURRENDER CHARGE: The Surrender Charge varies by policy year as shown on the Policy Data Page. This charge will never exceed 10% of the initial premium payment.

VARIABLE ACCOUNT: One or more Variable Accounts are named on the Policy Data Page. Each is a separate investment account of the Company.

VALUATION DAY: A Valuation Day is each day that the New York Stock Exchange is open for trading except for customary holidays observed by us.

VALUATION PERIOD: A Valuation Period is the interval of time between a Valuation Day and the next Valuation Day. It is measured from the closing of the New York Stock Exchange.

                           GENERAL POLICY PROVISIONS

ENTIRE CONTRACT: The entire contract consists of this Policy, any endorsements, and the attached copy of any written application, including any written supplemental applications. No agent, registered representative, or other person may change this Policy or waive any of its provisions. Any agreement to alter this Policy must be in writing, signed by our President or Secretary and attached to or endorsed on your Policy.

APPLICATION: All statements made in an application are considered representations and not warranties. In issuing this Policy, we have relied on the statements made in any application to be true and complete. No such statement will be used to void the Policy or to deny a claim unless that statement is a material misrepresentation.

INCONTESTABILITY: We will not contest payment of the Death Proceeds based on the initial Specified Amount after this Policy has been in force during the Insured's lifetime for 2 years from the Policy Date.

For any increase in Specified Amount requiring evidence of insurability, we will not contest payment of the Death Proceeds based on such an increase after it has been in force during the Insured's lifetime for 2 years from its effective date.

SUICIDE: If the Insured commits suicide, while sane or insane, within 2 years from the Policy Date, we will not pay the Death Proceeds normally payable on the Insured's death. Instead, we will pay the Beneficiary an amount equal to all premiums paid prior to the Insured's death, less any Indebtedness.

For any increase in Specified Amount requiring evidence of insurability, if the Insured commits suicide, while sane or insane, within 2 years from the effective date of any such increase, we will not pay the Death Proceeds associated with such an increase. Instead, our liability with respect to such an increase will be limited to its cost.

ERROR IN AGE OR SEX: If the age or sex of the Insured has been misstated, all payments and benefits under the Policy will be those which the premium paid would have purchased at the Insured's correct age and sex.

Where required, we have given the insurance regulator a detailed statement of how we will make these adjustments.

PAYMENT OF PROCEEDS: Unless an optional mode of settlement is elected, the Death Proceeds will be paid in one sum to the Beneficiary. Unless an optional mode of settlement is elected, any Proceeds payable on the Maturity Date or upon surrender of this Policy will be paid in one sum to you.

POSTPONEMENT OF PAYMENTS: We will pay any amount payable on surrender or policy loan within seven days after we receive your written request. We will pay any Death Proceeds within seven days after we receive proof of death and any other information we may reasonably require to pay the claim.

However, such payments may be postponed if:

     1. the New York Stock Exchange is closed (except for customary holiday closings); or

     2.  the SEC requires trading be restricted or declares an emergency; or

     3.  The SEC lets us defer payments for the protection of our Policy Owners.

EFFECTIVE DATE OF COVERAGE: The effective date of coverage of any person insured under your Policy is as follows:

     1. the Policy Date is the effective date for all coverage provided in the original application;

     2. for any increase or addition to coverage, the effective date will be the Monthly Anniversary Day on or next following the date we approve the supplemental application; and

     3. for any insurance that has been reinstated, the effective date is the Monthly Anniversary Day on or next following the date we approve the application for reinstatement.

TERMINATION: All coverage under your Policy will terminate when any one of the following events occurs:

     1.  you request in writing that the coverage terminate;

     2.  the Insured dies:

     3.  the Policy matures; or

     4.  the Grace Period ends.

ANNUAL REPORT: Once a year, we will send you a report showing current policy values, transactions since the last report, policy loan information, and current Fund allocation factors.

The report will also include any other information required by laws and regulation, both federal and state. We will mail this report to you at your last known address.

NONPARTICIPATION: This is a nonparticipating Policy; no dividends are payable. Your Policy will not share in our profits or surplus earnings.

CURRENCY: Any money we pay, or that is paid to us, must be in United States currency.

SIGNATURE GUARANTEE: For your protection, a request for a surrender, policy loan, or a change in ownership must be signed. The Company may require the signature to be guaranteed by a member firm of the New York, American, Boston, Midwest, Philadelphia, or Pacific Stock Exchange, or by a commercial bank (not a savings bank), which is a member of the Federal Deposit Insurance Corporation. In some cases, the Company may require additional documentation of a customary nature.

                  OWNER, BENEFICIARY AND ASSIGNMENT PROVISIONS

OWNERSHIP: While the Insured is living, all rights in your Policy belong to you. Your rights in your Policy belong to your estate if you die before the Insured dies and there is no Contingent Owner.

You may name a Contingent Owner or a new Owner at any time while the Insured is living. If a new Owner is named, any earlier designation is automatically revoked. Any change must be in a written form satisfactory to us and recorded at our Home Office. Once recorded, the change will take effect as of the date you signed it. It will not affect any payment made or any action taken by us before it was recorded. We may require that you send us your Policy for endorsement before making a change.

BENEFICIARY: The Beneficiary and Contingent Beneficiary on the Policy Date are named in the application. More than one Beneficiary or Contingent Beneficiary may be named. If more than one Beneficiary is alive when the Insured dies, we will pay them in equal shares, unless you have provided otherwise. If any Beneficiary dies before the Insured, that Beneficiary's interest will be paid to any surviving Beneficiaries or Contingent Beneficiaries according to their respective interests, unless you have provided otherwise. If no Beneficiary is living at the Insured's death, we will consider you or your estate to be the Beneficiary.

While the Insured is living, you may change any Beneficiary or Contingent Beneficiary. Any change must be in a written form satisfactory to us and recorded at our Home Office. Once recorded, the change will take effect as of the date you signed it. It will not affect any payment made or action taken by us before it was recorded. We may require that you send us your Policy for endorsement before making a change.

ASSIGNMENT: While the Insured is living, you may assign any or all rights under your Policy. We will not be bound by any assignment unless it is in a written form acceptable to us and is recorded at our Home Office. Any assignment will not affect any payments made or actions taken by us before we record it. We will not be responsible for the sufficiency or validity of any assignment.

The assignment will be subject to any Indebtedness owed to us before it was recorded. The interest of any Beneficiary will be subject to the rights of any assignee of record at our Home Office.

                               PREMIUM PROVISIONS

PREMIUM PAYMENTS: The initial premium is due on the Policy Date. It will be credited as of the Initial Investment Date. Insurance will not be effective until the initial premium is paid. Other premiums may be paid at anytime while your Policy is in force subject to the limits described below.

You may pay the initial premium to us at our Home Office or to an authorized registered representative. All premiums after the first are payable at our Home Office. A receipt, signed by our President or Secretary, will be furnished upon request.

LIMITS: The initial premium may not be less than $10,000. Future premium payments will be permitted only under the following circumstances:

     1. An additional premium payment is required to keep the Policy in force subject to the Grace Period provisions.

     2. Additional premium payments of at least $1,000 may be made at any time provided the premium limits prescribed by the Internal Revenue Service to qualify the Policy as a life insurance contract are not violated.

Payment of additional premiums may be made at any time, and if accepted may increase the Specified Amount of insurance. However, we reserve the right to require satisfactory evidence of insurability before accepting any additional premium payment which results in an increase in the net amount at risk. We may also require that any existing Policy Indebtedness is repaid prior to accepting any additional premium payments.

GRACE PERIOD: If the Cash Surrender Value on a Monthly Anniversary Day is not sufficient to cover any contract charges which are due but unpaid, a grace period of 61 days will be allowed for the payment of sufficient premium to keep your policy in force. We will send you a notice at the start of the Grace Period at your last known address. The Grace Period will end 61 days after we mail you the notice.

If sufficient premium is not paid by the end of the Grace Period, the Policy will terminate without value. A minimum of 3 times the guaranteed monthly cost of insurance charges must be paid. If the Insured dies during the Grace Period, we will pay the Death Proceeds.

REINSTATEMENT: If the Grace Period has ended and you have not paid the required premium and have not surrendered your Policy for its Cash Surrender Value, you may reinstate your Policy if you:

     1. submit a written request at any time within 3 years after the end of the Grace Period and prior to the Maturity Date;

     2.  provide evidence of insurability satisfactory to us;

     3. pay sufficient premium to cover the cost of all policy charges that were due and unpaid during the Grace Period;

     4. pay additional premiums at least equal to 3 times the guaranteed cost of insurance charges; and

     5. repay any Indebtedness against the Policy which existed at the end of the Grace Period.

The effective date of a reinstated Policy will be the Monthly Anniversary Day on or next following the date the application for reinstatement is approved by us.

If your Policy is reinstated, the Cash Value on the date of reinstatement, but prior to applying any premiums received or loan repayments, will be set equal to the appropriate Surrender Charge. Such Surrender Charge will be based on the length of time from the Policy Date to the effective date of the reinstatement. Unless you have provided otherwise, the allocation of the amount of the Surrender Charge, additional premiums, and loan repayments will be based on the Fund Allocation factors in effect at the start of the Grace Period.

                            DEATH BENEFIT PROVISIONS

DEATH BENEFIT: If the Insured dies while the Policy is in force, your Policy will provide a death benefit.

The death benefit will be the greater of:

     1.  the Specified Amount on the date of death; or

     2.  the applicable percentage of the Cash Value on the date of death.

The table below gives the "Applicable Percentage" for each Attained Age.

                    APPLICABLE PERCENTAGE OF CASH VALUE TABLE

-------------------------------------------------------------------------------------------------------
      Attained    Percentage of Cash   Attained    Percentage of Cash    Attained    Percentage of Cash
         Age             Value            Age             Value             Age             Value
-------------------------------------------------------------------------------------------------------
        0-40             250%              60             130%              80              105%
          41             243%              61             128%              81              105%
          42             236%              62             126%              82              105%
          43             229%              63             124%              83              105%
          44             222%              64             122%              84              105%
          45             215%              65             120%              85              105%
          46             209%              66             119%              86              105%
          47             203%              67             118%              87              105%
          48             197%              68             117%              88              105%
          49             191%              69             116%              89              105%
          50             185%              70             115%              90              105%
          51             178%              71             113%              91              104%
          52             171%              72             111%              92              103%
          53             164%              73             109%              93              102%
          54             157%              74             107%              94              101%
          55             150%              75             105%              95              101%
          56             146%              76             105%              96              101%
          57             142%              77             105%              97              101%
          58             138%              78             105%              98              101%
          59             134%              79             105%              99              101%
                                                                           100              100%
-------------------------------------------------------------------------------------------------------


DEATH PROCEEDS: The actual amount of money payable to the Beneficiary if the Insured dies while your Policy is in force is called the Death Proceeds. The Death Proceeds equals (1), plus (2), minus (3), minus (4), where:

     1.  is the death benefit provided by your Policy;

     2. is any insurance on the Insured's life that may be provided by riders to your Policy;

     3.  is any Indebtedness; and

     4.  is any due and unpaid contract charges accruing during a grace period.

We will pay the Death Proceeds to the Beneficiary after we receive at our Home Office proof of death satisfactory to us and such other information as we may reasonably require. The Death Proceeds will be adjusted under certain conditions. Refer to the Incontestability, Suicide, and Error in Age or Sex Provisions.

SPECIFIED AMOUNT INCREASES: Payment of additional premiums may require an increase to the Specified Amount. We reserve the right to require satisfactory evidence of insurability for any increase in the Specified Amount. In addition, the rate class and rate class multiple for the increase in Specified Amount must be identical to those on the Policy Date.

                            NONFORFEITURE PROVISIONS


CASH VALUE: The Cash Value of your Policy is the sum of the Cash Value in each Subaccount, the Fixed Account and the Policy Loan Account. The Cash Value in each Subaccount on the Initial Investment Date is equal to the portion of the initial premium allocated to the Subaccount.

The Cash Value in each Subaccount on each subsequent Valuation Day is equal to
(1), plus (2), plus (3), minus (4), minus (5), minus (6), where:

     1. is the Cash Value in the Subaccount on the preceding Valuation Day multiplied by its net investment factor for the current Valuation Period;

     2. is any amounts allocated to the Subaccount during the current Valuation Period;

     3. is any amounts transferred to the Subaccount during the current Valuation Period:

     4. is any amounts transferred from the Subaccount during the current Valuation Period;

     5. is the portion of any contract charges which are due and charged to the Subaccount during the current Valuation Period; and

     6. is any partial surrender amounts allocated to the Subaccount during the current Valuation Period.

The Cash Value in the Policy Loan Account is zero, unless you take a Policy loan. If you take a Policy loan, then the Cash Value in the Policy Loan Account on the loan date is equal to the amount of the loan. The loan amount is transferred from a Variable Account in proportion to the Cash Value in each Subaccount on the date of the loan. Loan amounts will be transferred from the Fixed Account only when insufficient amounts are available in the Variable Subaccounts.

The Cash Value in the Policy Loan Account on each subsequent Valuation Day is equal to (1), plus (2), plus (3), minus (4), minus (5), where:

     1. is the Cash Value in the Policy Loan Account on the preceding Valuation Day;

     2. is an amount of interest earned on item (1) during the current Valuation Period;

     3. is any amounts transferred to the Policy Loan Account because of additional policy loans and any due and unpaid loan interest during the current Valuation Period;

     4. is the amount of any loan repayments you make during the current Valuation Period; and

     5. is any amount of interest transferred from the Policy Loan Account to a Variable Account or the Fixed Account during the current Valuation Period.

The Cash Value in the Fixed Account is zero unless some or all of the Cash Value is allocated to the Fixed Account. At the time of this initial allocation, the Cash Value in the Fixed Account is equal to the amount of Cash Value allocated to the Fixed Account. The Cash Value in the Fixed Account on each subsequent Valuation Day is equal to (1) plus (2) plus (3) plus (4) minus (5) minus (6), minus (7), where:

     1.  is the Cash Value in the Fixed Account on the preceding Valuation Day;

     2. is guaranteed interest credited at an annual effective rate of 3% during the current Valuation Period;

     3. is any excess interest that is credited during the current Valuation Period;

     4. is any amounts allocated to the Fixed Account during the current Valuation Period;

     5. is any amounts transferred from the Fixed Account during the current Valuation Period;

     6. is the portion of any Policy charges which are due and charged to the Fixed Account during the current Valuation Period; and

     7. is any partial surrender amounts allocated to the Fixed Account during the current Valuation Period.

MORTALITY AND EXPENSE RISK CHARGE: The mortality and expense risk charge is shown on the Policy Data Pages. It will be deducted on the Policy Date and each Monthly Anniversary Day. It will be charged proportionately to the Cash Values in each Subaccount.

ADMINISTRATIVE CHARGE: The administrative charge is shown on the Policy Data Pages. It will be deducted on the Policy Date and each Monthly Anniversary Day. It will be charged proportionately to the Cash Values in each Subaccount and the Fixed Account.

TAX EXPENSE CHARGE: The tax expense charge is shown on the Policy Data Pages. It will be deducted on the Policy Date and each Monthly Anniversary Day. It will be charged proportionately to the Cash Values in each Subaccount and the Fixed Account.

MONTHLY COST OF INSURANCE CHARGE: A deduction may be made on the Policy Date and each Monthly Anniversary Day for the cost of insurance. This monthly deduction will be charged proportionately to the Cash Values in each Subaccount and the Fixed Account. Monthly cost of insurance charges will be determined by us from time to time, based on our expectations as to future experience. Any change in cost of insurance charges will be on a uniform basis for insureds of the same sex, Attained Age, rate class, and rate class multiple whose policies have been inforce for the same length of time. These charges will never be greater than the guaranteed maximum monthly cost of insurance charges.

The guaranteed maximum monthly cost of insurance charge for each policy month is determined by multiplying the guaranteed maximum monthly cost of insurance rate by the net amount at risk. Net amount at risk is the difference between the death benefit and the Cash Value, each calculated at the beginning of the Policy month. The guaranteed maximum monthly cost of insurance rates are shown on the Policy Data Pages. The basis for these guaranteed maximum cost of insurance rates is shown in the Basis of Computation on the Policy Data Pages.

INTEREST CREDITING: Any Cash Value allocated to the Policy Loan Account will be credited interest daily. The guaranteed minimum annual effective rate is 4%. Interest in excess of the minimum guaranteed rate may be used.

Any Contract Value allocated to the Fixed Account will be credited interest daily. The guaranteed minimum annual effective rate is 3%. Interest in excess of the minimum guaranteed rate may be used. The current interest rate in effect at the time of transfer to the Fixed Account will be guaranteed through the end of the calendar quarter following the transfer in the next year. Annually thereafter, any excess interest rates will be guaranteed for the following twelve months. Different current interest rates may apply to the Cash Values associated with each transfer to the Fixed Account. Where required, we have filed our method for determining current interest rates with the Insurance Department of the state in which this Policy was delivered.

MINIMUM LEGAL VALUES: The cash surrender, loan and other values in your Policy are at least as large as those set by law in the state where it is delivered. Where required, we have given the insurance regulator a detailed statement of how we compute values and benefits.

CONTINUATION OF INSURANCE: If premium payments are not made, insurance coverage under your Policy will be continued in force until the Cash Surrender Value is insufficient to cover any policy charges which are due but unpaid, as provided in the Grace Period Provision. This provision will not continue your Policy beyond its Maturity Date.

COMPLETE SURRENDER: Your Policy may be surrendered for its Cash Surrender Value at any time while it is in force. You must submit a written request on a form acceptable to us. We may also require the return of your Policy.

The date of surrender will be the date we receive your written request at our Home Office. The Cash Surrender Value will be determined as of the end of the Valuation Period during which your request is received. All coverage will end on the date of surrender.

PARTIAL SURRENDER: A partial surrender may be made at any time after the fifth Policy Anniversary. You must submit a written request. We may also request that this Policy be sent to us.

When a partial surrender is made, we will reduce the Cash Value by the partial surrender amount. We will also generally reduce the Specified Amount by the amount of the partial surrender.

The minimum amount of a partial surrender is $500 and a partial surrender may not reduce the Cash Surrender Value to less than $10,000. We reserve the right to require that any partial surrender amounts are first deducted from the Cash Values in the Subaccounts.

In addition, the partial surrender will be allowed only if after the surrender, this Policy continues to qualify as a contract for life insurance. We reserve the right to limit the number of partial surrenders in a Policy year. Also we reserve the right to limit the maximum amount of all partial surrenders in each policy year to the maximum of:

     1.  10% of the total premium payments, or

     2.  Cash Value less total premiums paid less any Policy Indebtedness.

No surrender charges will be applied to partial surrenders which meet the above requirements.

CHANGES IN POLICY COST FACTORS: Changes in cost of insurance rates, credited interest rates, mortality and expense risk charges or other Policy expense charges will be by class and will be based on changes in future expectations for factors such as:

     1.  investment earnings;

     2.  mortality;

     3.  persistency;

     4.  expenses; and

     5.  taxes

Any changes will be determined in accordance with the procedures on file, if required, with the insurance regulator in the state in which this Policy was delivered.


                                 LOAN PROVISIONS

MAXIMUM LOAN VALUE: The maximum loan value is determined by multiplying (1) by
(2), where:

     1. is 50% in the first Policy year and 90% in all Policy years thereafter; and

     2.  is Cash Value less Surrender Charge.

POLICY LOAN: You may request a loan at any time while your Policy is in force. The loan must be requested in writing on a form acceptable to us. The amount of the loan and all existing loans may not be more than the maximum loan value as of the loan date. The loan date is the date we process the loan. The minimum loan amount is $1,000. The loan will be made upon the sole security of the Policy and proper assignment of your Policy to us.

LOAN INTEREST: The loan interest rate is 6% per year. Interest is charged daily and payable at the end of each Policy year. Unpaid interest will be added to the existing Indebtedness as of the due date and will be charged interest at the same rate as the rest of the loan.

LOAN REPAYMENT: All or part of a loan may be repaid to us at any time while your Policy is in force during the Insured's lifetime. Any payment intended as a loan repayment, rather than a premium payment, must be identified as such.

Any Indebtedness that exists at the end of the Grace Period may not be repaid unless this Policy is reinstated.

TERMINATION Of POLICY: If the total Indebtedness ever equals or exceeds the Cash Value less the Surrender Charge, your Policy will terminate without value, as described in the Grace Period Provision.

EFFECT OF LOAN: When you take a loan, we will transfer an amount equal to the Policy loan from a Variable Subaccount or the Fixed Account to the Policy Loan Account. Any loan interest that becomes due and unpaid will also be so transferred. Amounts transferred to the Policy Loan Account will earn interest daily from the date of transfer. When you repay part or all of a loan, we will transfer an amount equal to the amount you repay from the Policy Loan Account to a Subaccount or the Fixed Account. We reserve the right to require that any loan repayments resulting from loans transferred from the Fixed Account must be allocated to the Fixed Account.

Unless otherwise specified, transfers from the Subaccounts to the Policy Loan Account will be in proportion to the Cash Value in each Subaccount as of the loan date. Loan amounts will be transferred from the Fixed Account only when insufficient amounts are available in the Variable Subaccounts. Any loan interest which becomes due and is unpaid will be transferred to the Policy Loan Account in proportion to the Cash Values in each Subaccount and the Fixed Account. Unless specified, loan repayments will be allocated among the Subaccounts using the Fund allocation factors in effect on the date of the repayment subject to any other restrictions the Company may impose.

Since the amount you borrow is removed from a Variable Subaccount or the Fixed Account, a loan will have a permanent effect on any death benefit and Cash Surrender Value of this Policy. The effect may be favorable or unfavorable. This is true whether you repay the loan or not. If not repaid, Indebtedness will reduce the amount of any Death Proceeds or Maturity Proceeds.


                         EXCHANGE OF POLICY PROVISIONS

RIGHT OF EXCHANGE: During the first 24 months from the Policy Date, you have an unconditional right to move all of the Cash Value in the Variable Subaccounts to the Fixed Account. Once all of the Cash Value is in the Fixed Account, the Policy will not be affected by the investment experience of any separate account.

EXCHANGE AT OTHER TIMES: After 24 months from the Policy Date, you may exchange this Policy for a new Policy, subject to our approval. You must furnish any evidence of insurability we require and pay all costs associated with the exchange.


                   VALUATION OF ASSETS IN A VARIABLE ACCOUNT

DETERMINING INVESTMENT RESULTS: The Cash Value will change with a change in the investment results of the Subaccounts. We use an index to measure changes in a Subaccount's investment experience. This index is called an accumulation unit value. Each Subaccount has its own accumulation unit value.

For each Subaccount, the accumulation unit value was initially set at $10.00. The accumulation unit value for a Subaccount in each subsequent Valuation Period is equal to (1), multiplied by (2), where:

     1. is the Subaccount's accumulation unit value for the preceding Valuation Period; and

     2. is the Subaccount's net investment factor for the subsequent Valuation Period.

A net investment factor is defined below.

Because the net investment factor may be greater than or less than one, the accumulation unit value may increase or decrease from one Valuation Period to the next; however, the accumulation unit value remains constant throughout a Valuation Period.

NET INVESTMENT FACTOR: The net investment factor for a Subaccount for a Valuation Period is obtained by dividing (1) by (2), where:

     1.  is the net of:

         (a) the net asset value per share of the Fund held in the Subaccount at the end of the current Valuation Period; plus

         (b) the per share amount of any dividend and capital gains distributions made by the Fund held in the Subaccount if the "ex-dividend" date occurs during the current Valuation Period; plus or minus

         (c) a per share charge or credit for taxes reserved for, if any, which is determined by the Company to have resulted from the investment operations of the Subaccount.

     2.  is the net of:

         (a) the net asset value per share of the Fund held in the Subaccount determined as of the end of the immediately preceding Valuation Period; plus or minus

         (b) the per share charge or credit for taxes reserved for in the immediately preceding Valuation Period.

                           VARIABLE ACCOUNT PROVISIONS

VARIABLE ACCOUNT: A Variable Account is a separate investment account of the Company. One or more are named on the Policy Data Page. A Variable Account is also subject to the laws of Ohio.

We own the assets of any Variable Account; we keep them separate from the assets of our General Account. We maintain assets which are at least equal to the reserves and other liabilities of a Variable Account. Such assets will not be charged with liabilities that arise from any other business we conduct. We may transfer to our General Account assets which exceed the reserves and other liabilities of a Variable Account.

We will determine the value of the assets in a Variable Account at the end of each Valuation Day.

SUBACCOUNTS: A Variable Account may have several Subaccounts. We list them on the Policy Data Page. You determine, using Fund allocation factors, how premiums paid will be allocated among the Subaccounts. You may choose to allocate nothing to a particular Subaccount. But any allocation you make must be at least 5%; you may not choose a fractional percent. The sum of the Fund allocation factors must equal 100%.

During the "Right to Examine Policy" period, premiums will be allocated to the Subaccount that invests in a money market Fund or to the Fixed Account. At the end of this period, the Cash Value in that Subaccount will be transferred to the Variable Subaccounts according to your chosen fund allocation factors. Also, any subsequent premium will be allocated according to your chosen factors. Fund allocation factors during and immediately after the "Right to Examine Policy" period, are shown on the Policy Data Page. After the "Right to Examine Policy" period has expired, you may transfer amounts among the Subaccounts. Transfers will take effect on the date your written request is received at our Home Office, subject to any restrictions imposed by a Fund.

You may change the allocation for future premiums at any time while your Policy is in force. To do so, you must notify us in writing in a form that meets our approval. The change will take effect on the date we receive your written request at our Home Office.

Income and realized and unrealized gains and losses from assets in each Subaccount are credited to, or charged against, the Subaccount. This is without regard to income, gains, or losses in our other Subaccounts, separate investment accounts, or our General Account.

CHANGES OF FUND: A Fund might, in our judgment, become unsuitable for investment by a Subaccount. This might happen because of a change in investment Policy, a change in the laws or regulations, the shares are no longer available for investment, or for some other reason. If that occurs, we have the right to substitute another Fund. But we would first notify you and seek approval from the SEC and the Superintendent of Insurance of the State of Ohio. We would also get any other required approvals.

OTHER CHANGES: To the extent permitted by applicable laws and regulations (including any order of the SEC), we may make changes as follows:

     1. A Variable Account may be operated as a management company under the Investment Company Act of 1940, or in any other form permitted by law, if we deem it to be in the best interest of the Policy Owners.

     2. A Variable Account may be deregistered under the Investment Company Act of 1940 in the event registration is no longer required.

     3. A Variable Account may be combined with other separate investment accounts.

     4. The provisions of this and other policies may be modified to comply with any other applicable federal or state laws.

In the event of such changes, we may make appropriate endorsement on this and other policies having an interest in a Variable Account and take other actions as may be necessary to effect such a change.

                            FIXED ACCOUNT PROVISIONS

FIXED ACCOUNT: The Fixed Account is funded by the General Account of the Company. The Fixed Account is credited with interest as described under the Nonforfeiture Provisions. In addition to allocating your premiums to one or more of the Subaccounts described above, you may direct all or part of your premium payments into the Fixed Account.

RIGHT TO TRANSFER: You may annually transfer a portion the Cash Value between the Fixed Account and the Subaccounts without penalty or adjustment. We reserve the right to limit the amount of Cash Value transferred out of the Fixed Account each Policy year. Transfers from the Fixed Account must be made within 30 days following the termination date of the Interest Rate Guaranteed Period.

You may request a transfer of up to 100% of the Cash Value from the Subaccounts to the Fixed Account. Transfers to the Fixed Account may not be made prior to the first Policy Anniversary or within 12 months of any prior transfer. The Cash Value in each Subaccount will be determined as of the date the transfer request is received in our Home Office in good order. We reserve the right to restrict transfers to the Fixed Account to 25% of the Cash Value.

                    OPTIONAL MODES OF SETTLEMENT PROVISIONS

Proceeds may be paid in a lump sum. Optional modes of settlement are also available. After the proceeds are applied under such optional modes, any amounts payable are paid from our General Account and will not be affected by the investment experience of any separate investment account.

One or a combination of settlement options may be chosen. A settlement option may be chosen only if the total amount placed under the option is at least $2,000.00 and each payment is at least $20.00.

A settlement option election may be changed at any time by proper written request to our Home Office. Once recorded, it will become effective on the date it was requested. We may require proof of the age and sex of any person to be paid under a settlement option. While this Policy is in force, you may choose or change settlement options at any time. If no settlement option has been chosen prior to the Insured's death, the Beneficiary may choose one. A change of Beneficiary automatically revokes any option in effect.

When Proceeds become payable under any option, a Settlement Contract is issued in exchange for this Policy. The new contract's effective date is the date of the Insured's death or the date this Policy is surrendered.

Settlement option payments are not assignable. To the extent allowed by law, settlement option payments are not subject to the claims of creditors or to legal process.

Under Options 2, 3, 4, and 5, payments will be made at the beginning of each 12, 6, 3, or 1 month interval beginning on the effective date of the Settlement Contract. Under Option 1 and 6, payments will be made at the end of every 12, 6, 3, or 1 month interval from the Settlement Contract's effective date.

Under Options 1, 2, and 4, withdrawal of any outstanding balance may be made by written request to our Home Office. No amount left with us under Options 3, 5, or 6 may be withdrawn.

Options 1, 2, 4, and the guaranteed period of Option 3, provide for payment of interest at a guaranteed minimum interest rate of 2 1/2% per year, compounded annually. Any interest to be paid in excess of this rate will be determined once a year.

1. INTEREST INCOME: The Proceeds remain with us to earn interest. This interest may be left to accumulate or be paid periodically as stated above.

2. INCOME FOR A FIXED PERIOD: Proceeds remaining with us will be paid over a specified number of years (not exceeding 30 years). Each payment consists of a portion of the Proceeds plus a portion of the interest credited on the outstanding balance. The amount payable monthly for each $1,000 left with us will be at least the amount shown in the Option 2 Table.

3. LIFE INCOME WITH PAYMENTS GUARANTEED: Payments are made for a guaranteed period of 10, 15, or 20 years, and thereafter for the remainder of a payee's lifetime. The amount payable monthly for each $1,000 left with us is shown in the Option 3 Table, according to the payee's sex and age on the effective date of the option.

4. FIXED INCOME FOR VARYING PERIODS: The Proceeds may be left on deposit with us at interest with payments of a fixed amount being paid at specified intervals until principal and interest have been exhausted. The last payment will be for the balance only. The total amount payable each year may not be less than 5% of the original proceeds. (i.e., not less than $50 per annum of each $1,000 of original proceeds.)

5. JOINT AND SURVIVOR LIFE INCOME: Equal payments will be made for the longer of the lives of two named payees. In other words, when one payee dies, the same payment continues to be paid for the remainder of the surviving payee's life. We will furnish values for other age combinations (than those shown in Option 5 Table) upon request.

6. ALTERNATE LIFE INCOME: We will use Policy Proceeds to purchase an annuity. The amount payable will be 102% of our current individual immediate annuity purchase rate on the effective date of the Settlement Contract. We reserve the right to change our current annuity rates at any time. However, once this option has been selected and the Settlement Contract issued, any revision in rates will not affect payment to a payee or payees. Upon request, we will quote the amount currently payable under this settlement option.

                          TABLES FOR SETTLEMENT OPTIONS
                Monthly Installments for each $1,000 of Proceeds
OPTION 2              Option 2 - Income for a Fixed Period

                    -------------------------------------------------------------------------------------------------------------
                    Number of Years Specified  Amount of Each Installment  Number of Years Specified   Amount of Each Installment
                    -------------------------------------------------------------------------------------------------------------
                                1                        $84.28                        16                         $6.30
                                2                         42.66                        17                          6.00
                                3                         28.79                        18                          5.73
                                4                         21.86                        19                          5.49
                                5                         17.70                        20                          5.27
                                6                         14.93                        21                          5.08
                                7                         12.95                        22                          4.90
                                8                         11.47                        23                          4.74
                                9                         10.32                        24                          4.60
                               10                          9.39                        25                          4.46
                               11                          8.64                        26                          4.34
                               12                          8.02                        27                          4.22
                               13                          7.49                        28                          4.12
                               14                          7.03                        29                          4.02
                               15                          6.64                        30                          3.93
                    -------------------------------------------------------------------------------------------------------------

                    Annual, semi-annual or quarterly payments are 11.865, 5.969 and 2.994 respectively times the monthly installments.

                Monthly Installments for each $1,000 of Proceeds
OPTION 3        Option 3 - Life Income with Payments Guaranteed

                  ---------------------------------------------------------------------------------------------------------------
                                     GUARANTEED PERIOD                    GUARANTEED PERIOD                    GUARANTEED PERIOD
                     AGE OF PAYEE    -----------------    AGE OF PAYEE    -----------------    AGE OF PAYEE    -----------------
                     LAST BIRTHDAY         YEARS          LAST BIRTHDAY         YEARS         LAST BIRTHDAY          YEARS
                  ---------------------------------------------------------------------------------------------------------------
                    MALE    FEMALE    10    15    20     MALE    FEMALE    10    15    20    MALE     FEMALE    10    15    20
                  ---------------------------------------------------------------------------------------------------------------
                    5 &     10 &
                   Under    Under    2.54  2.54  2.53     30       35     3.11  3.10  3.09    55        60     4.78  4.62  4.39
                      6       11     2.55  2.55  2.55     31       36     3.15  3.14  3.12    56        61     4.90  4.71  4.45
                      7       12     2.57  2.56  2.56     32       37     3.18  3.18  3.16    57        62     5.01  4.80  4.52
                      8       13     2.58  2.58  2.58     33       38     3.23  3.22  3.20    58        63     5.14  4.90  4.59
                      9       14     2.60  2.59  2.59     34       39     3.27  3.26  3.24    59        64     5.26  5.00  4.65
                     10       15     2.61  2.61  2.61     35       40     3.31  3.30  3.28    60        65     5.40  5.10  4.71
                     11       16     2.63  2.63  2.62     36       41     3.36  3.35  3.32    61        66     5.54  5.20  4.77
                     12       17     2.65  2.64  2.64     37       42     3.41  3.39  3.36    62        67     5.68  5.30  4.83
                     13       18     2.66  2.66  2.66     38       43     3.46  3.44  3.41    63        68     5.83  5.40  4.89
                     14       19     2.68  2.68  2.68     39       44     3.51  3.49  3.46    64        69     5.99  5.50  4.94
                     15       20     2.70  2.70  2.70     40       45     3.57  3.54  3.50    65        70     6.16  5.61  4.99
                     16       21     2.72  2.72  2.72     41       46     3.63  3.60  3.55    66        71     6.33  5.71  5.03
                     17       22     2.74  2.74  2.74     42       47     3.69  3.66  3.60    67        72     6.50  5.81  5.07
                     18       23     2.77  2.76  2.76     43       48     3.76  3.72  3.66    68        73     6.68  5.90  5.11
                     19       24     2.79  2.79  2.78     44       49     3.82  3.78  3.71    69        74     6.86  5.99  5.14
                     20       25     2.81  2.81  2.80     45       50     3.89  3.84  3.77    70        75     7.05  6.08  5.17
                     21       26     2.84  2.83  2.83     46       51     3.97  3.91  3.82    71        76     7.23  6.16  5.19
                     22       27     2.86  2.86  2.85     47       52     4.04  3.98  3.88    72        77     7.42  6.24  5.21
                     23       28     2.89  2.88  2.88     48       53     4.12  4.05  3.94    73        78     7.61  6.30  5.23
                     24       29     2.92  2.91  2.91     49       54     4.21  4.12  4.00    74        79     7.79  6.37  5.24
                     25       30     2.94  2.94  2.93     50       55     4.29  4.20  4.07    75        80     7.97  6.42  5.25
                     26       31     2.97  2.97  2.96     51       56     4.38  4.28  4.13    76        81     8.14  6.47  5.26
                     27       32     3.01  3.00  2.99     52       57     4.48  4.36  4.19    77        82     8.31  6.51  5.26
                     28       33     3.04  3.03  3.02     53       58     4.57  4.44  4.26    78        83     8.46  6.54  5.27
                     29       34     3.07  3.07  3.06     54       59     4.68  4.53  4.32    79        84     8.61  6.57  5.27
                                                                                             80 &      85 &
                                                                                             Over      Over    8.74  6.59  5.27
                  ---------------------------------------------------------------------------------------------------------------

                  If the income payable for a specific guaranteed period is equal to that for other guarantee periods the longer period will be deemed to have been elected.

                Monthly Installments for each $1,000 of Proceeds
OPTION 5            Option 5 - Joint & Survivor Life Income

                  ---------------------------------------------------------------------------------------------------------------
                                  Female         50                55               60               65               70
                    Male
                  ---------------------------------------------------------------------------------------------------------------
                    50                           3.53             3.71              3.86             4.00            4.11
                    55                           3.62             3.86              4.09             4.30            4.48
                    60                           3.70             4.00              4.30             4.60            4.89
                    65                           3.77             4.11              4.48             4.89            5.30
                    70                           3.83             4.20              4.63             5.13            5.70
                  ---------------------------------------------------------------------------------------------------------------

                      NATIONWIDE LIFE AND ANNUITY INSURANCE COMPANY

ENDORSEMENTS (Endorsements may be made only by the Company at the Home Office)

                                     [LOGO]

                  NATIONWIDE LIFE AND ANNUITY INSURANCE COMPANY


             MODIFIED SINGLE PREMIUM VARIABLE LIFE INSURANCE POLICY
                           Limited premium flexibility
      Death Proceeds payable at Insured's death prior to the Maturity Date
                 Maturity Proceeds payable on the Maturity Date
                           Not eligible for dividends
                   Investment experience reflected in benefits